SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective October 10, 2013 by and between Cyalume Technologies, Inc., a Delaware corporation (the “Company”), and Michael Bielonko (“Employee”).

RECITALS

A. The Company and Employee are parties to that certain Amended and Restated Employment Agreement dated April 19, 2012, as amended by that certain First Amendment to Amended and Restated Employment Agreement dated April 29, 2013 (together, the “Employment Agreement”);

B. The Company and Employee desire to amend the Employment Agreement on the terms provided for herein; and

C. The Company desires to continue to employ Employee as Chief Financial Officer of the Company, and Employee desires to continue such employment upon the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1. The recitals contained in the Employment Agreement are hereby deleted and replaced in their entirety with recitals A through C set forth in this Amendment.

2. Section 1 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“TERM. This Agreement shall be for an initial term beginning on the Effective Date and ending on December 31, 2014 unless extended in writing by the mutual agreement of the parties.”

3. Section 2(a) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Duties. Employee shall be employed as the Chief Financial Officer of the Company. Employee’s duties shall be such executive, managerial, administrative, and professional duties as are commensurate with the position of Chief Financial Officer, and as shall be assigned by the Chief Executive Officer or the Board of Directors of the Company, or by their authorized designees, and shall include the transition of the finance department to Fort Lauderdale, Florida during the first calendar quarter of 2014. Employee shall report to the Chief Executive Officer of the Company. Employee may delegate duties to other employees of the Company as he reasonably determines is in the best interest of the Company, consistent with the general authority and power given to him hereunder. The principal place of employment of Employee shall be at the Company’s executive offices in West Springfield, Massachusetts; provided that the Employee may be required to regularly travel to Fort Lauderdale, Florida, which travel may be extensive during the first calendar quarter of 2014 in connection with the transition of the finance department to Fort Lauderdale, Florida.”

4. The last paragraph of Section 2 of Schedule 1 to the Employment Agreement is hereby deleted and replaced in its entirety with the following two paragraphs:

“2013 Bonus. Notwithstanding anything to the contrary contained herein and in lieu of any other cash or equity bonus for which Employee may be eligible under this Agreement for the 2013 calendar year, Employee shall be eligible to receive a cash bonus in the amount of $100,000 for the 2013 calendar year, payable in accordance with the terms of this Section 2 of Schedule 1 on or prior to January 7, 2014, subject to fulfillment of the following conditions (as determined in the sole discretion of the Board of Directors of the Company): (a) the Employee’s employment relationship with the Company was not terminated either (i) by the Employee or (ii) by the Company for “cause” (as defined in Section 8(a)(iii)), in each case, prior to December 31, 2013, and (b) Employee uses his best efforts to loyally and conscientiously perform all the duties required by him by the terms of this Agreement.

2014 Bonus. Employee shall be eligible to receive a cash bonus for the 2014 calendar year in an amount calculated in accordance with the provisions of this Section 2 of Schedule 1 to the Employment Agreement; provided, that, such cash bonus for the 2014 calendar year shall not be less than $100,000. Notwithstanding anything to the contrary contained herein, if Employee is terminated by the Company other than for “cause,” at any time prior to December 31, 2014, Employee shall be entitled to receive the full amount of the cash bonus applicable to the 2014 calendar year.”

5. Except as amended hereby, all of the terms of the Employment Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects, and all references after the date hereof to the Employment Agreement shall be deemed to refer to the Employment Agreement as amended hereby.

6. This Amendment may be executed and delivered in counterparts and by facsimile or in PDF transmitted by email, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

7. No amendment or modification of this Amendment shall be valid or binding upon the parties hereto unless made in writing and signed by each of the parties hereto for that express purpose. The validity and effect of this Amendment and the rights and obligations of the parties hereto shall be construed and determined accordance with the law of the State of Delaware without regard to its conflicts of laws or principles.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Amended and Restated Employment Agreement effective as of the date set forth above.

Company:

CYALUME Technologies, Inc.

By:	/s/ Dale S. Baker
Name:	Dale S. Baker
Title:	Chief Operating Officer

Employee:

/s/ Michael Bielonko
Michael Bielonko